Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 197 to the registration statement on Form N-1A (“Registration Statement”) of our report dated January 22, 2015, relating to the financial statements and financial highlights which appears in the November 30, 2014 Annual Report to Shareholders of the Loomis Sayles Dividend Income Fund (formerly known as Loomis Sayles Capital Income Fund), Loomis Sayles Emerging Markets Opportunities Fund, Loomis Sayles Senior Floating Rate and Fixed Income Fund, and Vaughan Nelson Select Fund, each a series of Natixis Funds Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 25, 2015